Exhibit 4.5
FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture (the “Supplemental Indenture”), dated as of October 17, 2014, to the Indenture referred to below, is by and among Great Western Bancorporation, Inc., an Iowa corporation (the “Company”), Great Western Bancorp, Inc., a Delaware corporation (the “Successor Company”), and U.S. Bank National Association, a national bank organized under the laws of the United States of America and successor to LaSalle Bank National Association (herein, together with its successors in interest, the “Trustee”), as trustee.
RECITALS
A.    The Company and the Trustee are parties to that certain Indenture, dated as of dated as of March 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of Junior Subordinated Debt Securities due March 15, 2036 (the “Debt Securities”).
B.    The Company and the Successor Company have entered into an Agreement and Plan of Merger, dated October 8, 2014, pursuant to which the Company will merge with and into the Successor Company (the “Merger”), whereupon the separate corporate existence of the Company will cease and the Successor Company will continue its corporate existence under the laws of the State of Delaware as the surviving corporation.
C.    Articles IX and XI of the Indenture authorize the Company and the Trustee, without the consent of any Securityholder, to enter into a supplemental indenture to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Indenture and the Debt Securities.
D.     The Company and the Successor Company desire to supplement the Indenture so that the Successor Company expressly assumes all the obligations of the Company under the Indenture and the Debt Securities upon the Merger.
E.    The Board of Directors of the Company has authorized the Company to enter into this Supplemental Indenture with the Trustee, as evidenced by the Board Resolutions delivered to the Trustee on or prior to the date hereof.
F.    The Board of Directors of the Successor Company has authorized the Successor Company to enter into this Supplemental Indenture with the Trustee.
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company, the Successor Company and the Trustee hereby agree as follows:
Article I
DEFINITIONS

Section 1.1    Definitions. All capitalized terms used herein which are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.
Article II
ASSUMPTION OF OBLIGATIONS; SUBSTITUTION
Section 2.1    Successor under the Indenture.
(a)    Pursuant to, and in compliance and accordance with, Articles IX and XI of the Indenture, the Successor Company hereby expressly and unconditionally assumes, concurrent with the Merger, the due and punctual payment of the principal of and premium, if any, and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, including all of the obligations of the Company under the Capital Securities Guarantee and the Declaration.
(b)    Pursuant to Section 11.02 of the Indenture, the Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if the Successor Company had been named as the Company in the Indenture.
Section 2.2    Amendment to the Indenture and the Debt Securities. Upon the effectiveness of this Supplemental Indenture:
(a)    References in the Indenture and in the Debt Securities to the “Company” shall be deemed to be references to Great Western Bancorp, Inc. and its successors and permitted assigns;
(b)    References in the Indenture to “this Indenture,” “hereunder,” “herein,” “hereof” or other words of similar import will be deemed to reference the Indenture, as affected, amended and supplemented hereby;
(c)    References in the Debt Securities to the “Indenture,” including (without limitation) each term defined by reference to the Indenture, shall be deemed to reference the Indenture or such term, as the case may be, as affected, amended and supplemented hereby; and
(d)    The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.
Article III
MISCELLANEOUS
Section 3.1    Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the covenants and obligations of the Indenture, (b) it is the successor of the Existing Issuer pursuant to a valid merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of the State of Delaware, (d) both immediately before and after giving effect to this Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and is continuing and (e) this Supplemental Indenture is executed and delivered pursuant to Section 9.01 of the Indenture and does not require the consent of the Securityholders.
Section 3.2    Notice. Section 14.04 of the Indenture is amended and restated in its entirety as set forth below:
“Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Securityholders on or to the Company may be given or served in writing, duly signed by the party giving such notice, and shall be delivered by facsimile (which telecopy shall be followed by notice delivered or mailed by first class mail) or mailed by first class mail to the Company at:
Great Western Bancorp, Inc.
100 North Phillips Avenue
Sioux Falls, South Dakota 57104
Attention: Corporate Secretary.
Any notice, direction, request or demand by any Securityholder or the Company to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing at the office of U.S. Bank National Association at:
U.S. Bank National Association
Global Corporate Trust Services
190 S. LaSalle Street, 8th Floor
Chicago, Illinois 60603
MK-IL-SL-10
Attention: Taylor Potts, Vice President”
Section 3.3    Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon its execution and delivery hereof and shall be binding upon the parties hereto and their respective successors and assigns. This Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Debt Securities issued thereunder shall continue in full force and effect.
Section 3.4    Concerning the Trustee. The Trustee shall not be responsible either for any recital herein (other than as they appear and as they apply to the Trustee), as such recitals shall be taken as statements of the Successor Company or the Company, or for the validity of the execution by the Successor Company or the Company of this Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.5    Interpretation.
(a)    In this Supplemental Indenture, unless a clear contrary intention appears, (i) the words “herein,” “hereof” or other words of similar import will be deemed to reference this Supplemental Indenture as a whole and not any particular section or subdivision of this Supplemental Indenture, and (ii) references to any Person include such Person’s successors and assigns, but only to the extent such successors and assigns are permitted by this Supplemental Indenture and the Indenture.
(b)    In the event of an ambiguity or a question of intent or interpretation, this Supplemental Indenture shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provision of this Supplemental Indenture.
(c)    The headings contained in this Supplemental Indenture are for reference purposes only and do not limit or otherwise affect any of the provisions of this Supplemental Indenture.
Section 3.6    Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.
Section 3.7    Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles of said State other than Section 5.1401 of the New York General Obligations Law, and shall be binding upon the parties hereto and their respective successors and assigns.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.
GREAT WESTERN BANCORPORATION, INC.

By:     /s/ Peter Chapman
    Name:    Peter Chapman
    Title:    Vice President & Chief Financial Officer

GREAT WESTERN BANCORP, INC.

By:	/s/ Ken Karels Name: Ken Karels Title: President & CEO

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Louis Marucheau Name: Louis Maurcheau Title: Vice President

[Signature Page – First Supplemental Indenture]